Exhibit 99.1
TRANSACT TECHNOLOGIES REPORTS
SECOND QUARTER 2007 RESULTS
Hamden, CT, August 6, 2007 – TransAct Technologies Incorporated (NASDAQ: TACT), a leading producer of market specific printers for transaction-based industries worldwide, today announced financial results for the three and six months ended June 30, 2007.
Revenues for the second quarter of 2007 were $13.9 million compared to $16.9 million in the same period a year ago. The Company recorded net income of $0.3 million in the second quarter of 2007, compared to $0.9 million in the same period of 2006. Net income per share for the three months ended June 30, 2007 was $0.03 per diluted share compared to $0.09 per diluted share in the same period a year ago.
Revenues for the six months ended June 30, 2007 were $25.4 million compared to $33.3 million in the same period a year ago. The Company earned net income for the first half of 2007 of $0.1 million compared to $1.9 million in the first half of 2006. Net income per share for the first half of 2007 was $0.01 per diluted share compared to $0.19 per diluted share in the same period a year ago.
Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, “We are encouraged by the progress we made in our business during the second quarter of 2007 given the weak domestic casino market. Our international gaming sales more than offset continued softness in our domestic gaming sales, which shows the success of our efforts in the international gaming market. Separately, we have made progress in POS and banking, as sales in this market increased compared to the first quarter of 2007, despite not having a large banking order in the quarter. Finally, TransAct Services Group continues to grow in the areas we are focusing on, consumables and services.”
Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, “We are very pleased with the results of our continued effort to lower product costs through initiatives to move production to Asia. Gross margin increased to 35.4% from 34.0% in the same quarter of last year despite lower sales. Our operating expenses were higher this quarter due largely to legal expenses related to the lawsuit with FutureLogic. We incurred approximately $175,000 of legal expenses associated with the lawsuit during the second quarter of 2007. Our balance sheet remains strong, as we ended the quarter with no debt and approximately $2.5 million in cash. Finally, regarding our stock repurchase program, we did not buy back any shares in the quarter because we were working on the FutureLogic lawsuit and other corporate matters.”

Mr. Shuldman continued, “Overall, while we believe that we are nearing the end of the domestic gaming slowdown, we expect to have one or two more quarters of mixed results. We are optimistic about 2008. We expect to see significant improvements in sales as ticket-in, ticket-out takes hold in Australia. We also anticipate continued gaming growth in Asia and improved sales in the domestic gaming market as server-based gaming gets closer to becoming a reality. In addition, we are encouraged by the opportunity for growth in gaming sales due to our efforts in what we term ‘off premise’ gaming.”
Investor Conference Call / Webcast Details
TransAct will review detailed second quarter 2007 results during a conference call today at 5:00PM ET. The conference call-in number is 201-689-8471. A replay of the call will be available from 8:00PM ET on Monday, August 6 through midnight ET on Monday, August 13 by telephone at 201-612-7415. The account number to access the replay is 3055 and the password is 246805. Investors can also access the conference call via a live webcast on the Company’s Web site at www.transact-tech.com. A replay of the call will be archived on that Web site for one week.
About TransAct Technologies Incorporated
TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include gaming, lottery, point-of-sale, kiosk and banking. Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced. TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands. TransAct distributes its products through OEMs, value-added resellers, selected distributors, and direct to end-users. TransAct has over two million printers installed around the world. TransAct also has a strong focus on the after-market side of the business, with a high commitment to printer service, supplies and spare parts. TransAct is headquartered in Hamden, CT. For more information on TransAct, visit www.transact-tech.com or call 203-859-6800.
Contacts:
Steven DeMartino, Chief Financial Officer, 203-859-6810
or David Pasquale, 646-536-7006 with The Ruth Group
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Forward-Looking Statements:
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company’s products in the United States or abroad; risks associated with potential future acquisitions; and the outcome of the lawsuit between TransAct and FutureLogic, Inc. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands, except per share amounts)	2007	2006	2007	2006
Net sales	$13,947	$16,905	$25,415	$33,339
Cost of sales	9,007	11,159	16,722	21,906

Gross profit	4,940	5,746	8,693	11,433

Operating expenses:
Engineering, design and product development	779	769	1,493	1,530
Selling and marketing	1,708	1,711	3,350	3,291
General and administrative	2,022	1,890	3,872	3,600
Restructuring	12	—	12	—

	4,521	4,370	8,727	8,421

Operating income (loss)	419	1,376	(34)	3,012

Other income (expense):
Interest, net	10	23	38	37
Other, net	13	(71)	12	(82)

	23	(48)	50	(45)

Income before income taxes	442	1,328	16	2,967
Income tax provision (benefit)	158	471	(45)	1,053

Net income	$284	$857	$61	$1,914

Net income per common share:
Basic	$0.03	$0.09	$0.01	$0.20
Diluted	$0.03	$0.09	$0.01	$0.19

Shares used in per share calculation:
Basic	9,384	9,581	9,404	9,570
Diluted	9,574	9,927	9,626	9,898
SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Point of sale and banking	$3,073	$4,448	$5,724	$9,112
Gaming and lottery	7,506	9,144	12,779	17,788
TransAct services group	3,368	3,313	6,912	6,439

Total net sales	$13,947	$16,905	$25,415	$33,339

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(In thousands)	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$2,483	$3,436
Receivables, net	10,920	11,422
Inventories, net	9,048	7,567
Refundable income taxes	197	42
Deferred tax assets	2,615	2,167
Other current assets	327	506

Total current assets	25,590	25,140

Fixed assets, net	6,693	5,938
Goodwill, net	1,469	1,469
Deferred tax assets	556	542
Intangibles and other assets	556	617

	9,274	8,566

Total assets	$34,864	$33,706

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$5,688	$3,997
Accrued liabilities	3,193	3,796
Accrued restructuring	14	315
Deferred revenue	350	389

Total current liabilities	9,245	8,497

Deferred revenue, net of current portion	340	508
Accrued warranty, net of current portion	120	160
Accrued rent	521	251
Other liabilities	112	—

	1,093	919

Total liabilities	10,338	9,416

Shareholders’ equity:
Common stock	104	104
Additional paid-in capital	19,467	19,105
Retained earnings	11,784	11,405
Accumulated other comprehensive income	184	168
Treasury stock	(7,013)	(6,492)

Total shareholders’ equity	24,526	24,290

	$34,864	33,706

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